UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2012

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE Atlanta, Georgia 30309
(Address and zip code of principal executive offices)

404-584-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry Into a Material Definitive Agreement.

On May 21, 2012, AGL Resources Inc. (“AGL Resources” or the “Company”) and Pivotal Utility Holdings, Inc. (“Pivotal”), a subsidiary of the Company, entered into third amendments to the reimbursement agreements that back stop certain letters of credit supporting four series of outstanding gas facilities and industrial development refunding revenue bonds (“Gas Revenue Bonds”) previously issued by state agencies or counties.  The aggregate principal amount of the four series is $160.1 million.

Concurrently with the initial issuance of the Gas Revenue Bonds, the issuing state instrumentalities loaned the proceeds to Pivotal or its predecessor.  Payments to the bondholders depend on Pivotal’s repayments under its loan agreements with the state instrumentalities.  Separate letters of credit provide credit support with respect to each issue of the Gas Revenue Bonds.  Pivotal is required to reimburse the banks issuing the letters of credit in the event a trustee under the indentures governing the Gas Revenue Bonds draws against a letter of credit, which could occur in the event Pivotal were to default in its loan repayment obligations.  AGL Resources has guaranteed Pivotal’s reimbursement payment obligations.

The third amendments to the reimbursement agreements amend fees paid and amend certain representations, warranties and covenants of the Company and Pivotal to conform to other similar financing documents of the Company, among other things.  The foregoing summary of the amendments does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of such amendments, which are filed herewith as exhibits and incorporated herein by reference.

The exhibits filed herewith have been included to provide investors and security holders with information regarding their terms.  They are not intended to provide any other factual or financial information about AGL Resources or its subsidiaries and affiliates.  The representations, warranties and covenants contained in the documents filed as exhibits herewith were made only for purposes of those agreements and as of their specific dates; were solely for the benefit of the parties to the agreements; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of AGL Resources or any of its subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the documents filed as exhibits hereto, which subsequent information may or may not be fully reflected in public disclosures by AGL Resources.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

            The information set forth in Item 1.01 is hereby incorporated by reference in response to this Item 2.03.

  Item 9.01.        Financial Statements and Exhibits.

(d) Exhibits.

10.1
Third Amendment, dated as of May 21, 2012, to Reimbursement Agreement, dated as of October 14, 2010, by and among Pivotal Utility Holdings, Inc., AGL Resources Inc., JPMorgan Chase Bank, N.A., as administrative agent and lead arranger, and the several other banks and other financial institutions named therein.

10.2
Third Amendment, dated as of May 21, 2012, to Reimbursement Agreement, dated as of October 14, 2010, by and among Pivotal Utility Holdings, Inc., AGL Resources Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd, New York Branch, as administrative agent and lead arranger, and the several other banks and other financial institutions named therein.

10.3
Third Amendment, dated as of May 21, 2012, to Reimbursement Agreement, dated as of October 14, 2010, by and among Pivotal Utility Holdings, Inc., AGL Resources Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd, New York Branch, as administrative agent and lead arranger, and the several other banks and other financial institutions named therein.

10.4
Third Amendment, dated as of May 21, 2012, to Reimbursement Agreement, dated as of October 14, 2010, by and among Pivotal Utility Holdings, Inc., AGL Resources Inc., JPMorgan Chase Bank, N.A., as administrative agent and lead arranger, and the several other banks and other financial institutions named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: May 24, 2012	/s/ Andrew W. Evans
Andrew W. Evans Executive Vice President and Chief Financial Officer

Exhibit Index

10.1
Third Amendment, dated as of May 21, 2012, to Reimbursement Agreement, dated as of October 14, 2010, by and among Pivotal Utility Holdings, Inc., AGL Resources Inc., JPMorgan Chase Bank, N.A., as administrative agent and lead arranger, and the several other banks and other financial institutions named therein.

10.2
Third Amendment, dated as of May 21, 2012, to Reimbursement Agreement, dated as of October 14, 2010, by and among Pivotal Utility Holdings, Inc., AGL Resources Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd, New York Branch, as administrative agent and lead arranger, and the several other banks and other financial institutions named therein.

10.3
Third Amendment, dated as of May 21, 2012, to Reimbursement Agreement, dated as of October 14, 2010, by and among Pivotal Utility Holdings, Inc., AGL Resources Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd, New York Branch, as administrative agent and lead arranger, and the several other banks and other financial institutions named therein.

10.4
Third Amendment, dated as of May 21, 2012, to Reimbursement Agreement, dated as of October 14, 2010, by and among Pivotal Utility Holdings, Inc., AGL Resources Inc., JPMorgan Chase Bank, N.A., as administrative agent and lead arranger, and the several other banks and other financial institutions named therein.